CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report included in this registration statement on Form S-2 and to the incorporation by reference in this registration statement of our report dated February 26, 2002 included in Fonix Corporation's Form 10-K for the year ended December 31, 2001 and to all references to our Firm included in this registration statement.




Arthur Andersen LLP

Salt Lake City, Utah
May 8, 2002





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